UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2026

NEXMETALS MINING CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation)

001-42750	N/A
(Commission File Number)	(IRS Employer Identification No.)

3123-595 Burrard Street Vancouver, British Columbia, Canada	V7X 1J1
(Address of principal executive offices)	(Zip Code)

(604) 770-4334

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	NEXM	Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, NexMetals Mining Corp. (the “Company”) and Mr. Morgan Lekstrom, the Company’s then Chief Executive Officer, mutually agreed that Mr. Lekstrom would cease to serve as Chief Executive Officer of the Company effective January 31, 2026. However, this previously announced transition was accelerated and Mr. Lekstrom ceased serving as Chief Executive Officer and Mr. Sean Whiteford assumed the role of Chief Executive Officer effective January 15, 2026.

Consulting Services Agreement for Sean Whiteford

In connection with Mr. Whiteford assuming the role of Chief Executive Officer, the Company entered into a Consulting Services Agreement dated as of January 15, 2026 (the “Agreement”), with Elkam Consulting Ltd. (the “Consultant”), pursuant to which the Consultant provides the personal services of Mr. Whiteford (the “Principal”) to perform consulting services for the Company. The Agreement replaced and superseded in its entirety the prior consulting agreement between the parties dated October 17, 2023, as amended on April 17, 2025.

Pursuant to the Agreement, the Consultant’s engagement, and Principal’s appointment as Chief Executive Officer, commenced on, and is effective as of, January 15, 2026, and continues until terminated in accordance with its terms. Under the Agreement, the Principal will act as the Chief Executive Officer of the Company and report to the Company’s board of directors (the “Board”).

Compensation

Commencing on the effective date of the Agreement, the Company will pay the Consultant a monthly fee of US$25,850, subject to increases as may be approved from time to time by the Board (the “Monthly Fee”). The Monthly Fee will be reviewed annually by the compensation committee of the Board and the Board itself, and any approved increase will be effective retroactive to January 1st of the year in which such approval is granted.

The Agreement provides that the Consultant has the opportunity to earn an annual performance bonus based on the achievement of agreed objective targets. The target annual performance bonus is equal to six times the Monthly Fee for the applicable year. At the discretion of the Board, the performance bonus may be paid in cash, stock options, restricted share units (“RSUs”) or a combination thereof.

The Consultant is also eligible for an annual long-term incentive award, in the discretion of the Board, in the form of stock options and/or RSUs. The target annual long-term incentive award is equal to fifteen times the Monthly Fee for the applicable year.

As a one-time equity incentive, and on or shortly after the effective date of the Agreement, subject to any applicable trading blackouts, the Company agreed to grant the Consultant US$365,000 in RSUs, with such RSUs vesting as to 50% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant.

The Agreement further provides for reimbursement of certain insurance costs, reimbursement of reasonable and necessary business expenses incurred in connection with the performance of services, time off, indemnification, and termination and change of control provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On January 15, 2026, the Company issued a press release outlining its strategy and work programs for 2026 across the copper-nickel-cobalt-platinum group element sulphide Selebi and Selkirk mines in Botswana.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Consulting Services Agreement dated January 14, 2026, by and between the Company, Elkam Consulting Ltd. and Sean Whiteford
99.1	Press Release dated January 15, 2026.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

* Certain of the schedules (and similar attachments) to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K under the Securities Act because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in the exhibit or the disclosure document. The registrant hereby agrees to furnish a copy of all omitted schedules (or similar attachments) to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMETALS MINING CORP. (Registrant)

By:	/s/ Brett MacKay
Brett MacKay
Chief Financial Officer

Date: January 20, 2026